UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)

AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)*

HearMe, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

62473C10 1

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel IV L.P. (“A4”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
2,619,379 shares, except that Accel IV Associates L.P. (“A4A”), the general partner of A4, may be deemed to have sole power to vote these shares and James W. Breyer (“Breyer”), Luke B. Evnin (“Evnin”), Eugene D. Hill, III (“Hill”), Paul H. Klingenstein (“Klingenstein”), Arthur C. Patterson (“Patterson”), G. Carter Sednaoui (“Sednaoui”), James R. Swartz (“Swartz”), and Swartz Family Partnership L.P. (“SFP”), the general partners of A4A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
2,619,379 shares, except that A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares and Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz, and SFP, the general partners of A4A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,619,379

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Keiretsu L.P. (“AK”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
54,332 shares, except that Accel Partners & Co. Inc. (“AP&C”), the general partner of AK, may be deemed to have sole power to vote these shares and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
54,332 shares, except that AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,332

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Investors ‘94 L.P. (“AI94”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 105,803 shares, except that Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of AI94, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
105,803 shares, except that Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of AI94, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 105,803

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ellmore C. Patterson Partners (“ECPP”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 62,909 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to vote these shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 62,909 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 62,909

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) ACP Family Partnership L.P. (“ACPFP”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
8,512 shares, of which 7,510 are directly owned by Accel V L.P. (“A5”) and 1,002 are directly owned by Accel Internet/Strategic Technology Fund L.P. (“AISTF”).  ACPFP is a managing member of Accel V Associates L.L.C. (“A5A”), the general partner of A5, and a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C. (“AISTFA”), the general partner of AISTF, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
8,512 shares, of which 7,510 are directly owned by A5 and 1,002 are directly owned by AISTF. ACPFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,512

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Swartz Family Partnership L.P. (“SFP”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,632,147 shares, of which 2,619,379 are shares directly owned by A4, 7,510 are directly owned by A5, 1,002 are directly owned by AISTF and 4,256 are directly owned by Accel Investors ‘96(B) L.P. (“AI96B”).  SFP is a general partner of A4A, the general partner of A4, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general partner of AI96B and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,632,147 shares, of which 2,619,379 are shares directly owned by A4, 7,510 are directly owned by A5, 1,002 are directly owned by AISTF and 4,256 are directly owned by AI96B.  SFP is a general partner of A4A, the general partner of A4 , a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general partner of AI96B and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,632,147

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel IV Associates L.P. (“A4A”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
2,619,379 shares, all of which are directly owned by A4. A4A, the general partner of A4, may be deemed to have sole power to vote these shares and Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz, and SFP, the general partners of A4A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
2,619,379 shares, all of which are directly owned by A4. A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares and Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz, and SFP, the general partners of A4A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,619,379

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Partners & Co. Inc. (“AP&C”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
54,332 shares, all of which are directly owned by AK. AP&C, the general partner of AK, may be deemed to have sole power to vote these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
54,332 shares, all of which are directly owned by AK. AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,332

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Investors ‘99 (C) L.P. (“AI99C”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 54,437 shares, except that Breyer, Patterson, Sednaoui and Wagner, the general partners of AI99C, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

	7.	Sole Dispositive Power 54,437 shares, except that Breyer, Patterson, Sednaoui and Wagner, the general partners of AI99C, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,437

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel V L.P. (“A5”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
7,510 shares, except that A5A, the general partner of A5, may be deemed to have sole power to vote these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
7,510 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,510

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel V Associates L.L.C. (“A5A”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
7,510 shares, all of which are directly owned by A5. A5A, the general partner of A5, may be deemed to have sole power to vote these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
7,510 shares, all of which are directly owned by A5.  A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,510

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Internet/Strategic Technology Fund L.P. (“AISTF”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,002 shares, except that AISTFA, the general partner of AISTF, may be deemed to have sole power to vote these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,002 shares, except that AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,002

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Internet/Strategic Technology Fund Associates L.L.C. (“AISTFA”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,002 shares, all of which are directly owned by AISTF.  AISTFA, the general partner of AISTF, may be deemed to have sole power to vote these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,002 shares, all of which are directly owned by AISTF.  AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,002

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Investors ‘96(B) L.P. (“AI96B”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 4,256 shares, except that SFP, Breyer, Patterson, Sednaoui and Swartz, the general partners of AI96B, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

	7.	Sole Dispositive Power 4,256 shares, except that SFP, Breyer, Patterson, Sednaoui and Swartz, the general partners of AI96B, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,256

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James W. Breyer (“Breyer”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,846,719 shares, of which 2,619,379 are shares directly owned by A4, 54,332 are shares directly owned by AK, 54,437 are shares directly owned by AI99C, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5, 1,002 are shares directly owned by AISTF and 4,256 are shares directly owned by AI96B. Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI99C, a general partner of AI94, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF and a general partner of AI96B and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,846,719 shares, of which 2,619,379 are shares directly owned by A4, 54,332 are shares directly owned by AK, 54,437 are shares directly owned by AI99C, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5, 1,002 are shares directly owned by AISTF and 4,256 are shares directly owned by AI96B. Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI99C, a general partner of AI94, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF and a general partner of AI96B and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,846,719

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Luke B. Evnin (“Evnin”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,733,694 shares, of which 2,619,379 are shares directly owned by A4, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5 and 1,002 are shares directly owned by AISTF. Evnin is a general partner of A4A, the general partner of A4, a general partner of AI94, a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,733,694 shares, of which 2,619,379 are shares directly owned by A4, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5 and 1,002 are shares directly owned by AISTF. Evnin is a general partner of A4A, the general partner of A4, a general partner of AI94, a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,733,694

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.6%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Eugene D. Hill, III (“Hill”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,733,694 shares, of which 2,619,379 are shares directly owned by A4, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5 and 1,002 are shares directly owned by AISTF. Hill is a general partner of A4A, the general partner of A4, a general partner of AI94, a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,733,694 shares, of which 2,619,379 are shares directly owned by A4, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5 and 1,002 are shares directly owned by AISTF. Hill is a general partner of A4A, the general partner of A4, a general partner of AI94, a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,733,694

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.6%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul H. Klingenstein (“Klingenstein”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,725,182 shares, of which 2,619,379 are shares directly owned by A4 and 105,803 are shares directly owned by AI94.  Klingenstein is a general partner of A4A, the general partner of A4, and a general partner of AI94 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,725,182 shares, of which 2,619,379 are shares directly owned by A4 and 105,803 are shares directly owned by AI94.  Klingenstein is a general partner of A4A, the general partner of A4, and a general partner of AI94 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,725,182

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.6%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Arthur C. Patterson (“Patterson”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 62,909 shares, all of which are directly owned by ECPP. Patterson is the general partner of ECPP and may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
2,846,719 shares, of which 2,619,379 are shares directly owned by A4, 54,332 are shares directly owned by AK, 54,437 are shares directly owned by AI99C, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5, 1,002 are shares directly owned by AISTF and 4,256 are shares directly owned by AI96B. Patterson is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI99C, a general partner of AI94, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general partner of AI96B, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 62,909 shares, all of which are directly owned by ECPP. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
2,846,719 shares, of which 2,619,379 are shares directly owned by A4, 54,332 are shares directly owned by AK, 54,437 are shares directly owned by AI99C, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5, 1,002 are shares directly owned by AISTF and 4,256 are shares directly owned by AI96B. Patterson is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI99C, a general partner of AI94, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general partner of AI96B, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,909,628

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) G. Carter Sednaoui (“Sednaoui”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,846,719 shares, of which 2,619,379 are shares directly owned by A4, 54,332 are shares directly owned by AK, 54,437 are shares directly owned by AI99C, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5, 1,002 are shares directly owned by AISTF and 4,256 are shares directly owned by AI96B. Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI99C, a general partner of AI94, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF and a general partner of AI96B and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,846,719 shares, of which 2,619,379 are shares directly owned by A4, 54,332 are shares directly owned by AK, 54,437 are shares directly owned by AI99C, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5, 1,002 are shares directly owned by AISTF and 4,256 are shares directly owned by AI96B. Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI99C, a general partner of AI94, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF and a general partner of AI96B and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,846,719

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James R. Swartz (“Swartz”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
2,792,282 shares, of which 2,619,379 are shares directly owned by A4, 54,332 are shares directly owned by AK, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5, 1,002 are shares directly owned by AISTF and 4,256 are shares directly owned by AI96B. Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI94, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general partner of AI96B, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
2,792,282 shares, of which 2,619,379 are shares directly owned by A4, 54,332 are shares directly owned by AK, 105,803 are shares directly owned by AI94, 7,510 are shares directly owned by A5, 1,002 are shares directly owned by AISTF and 4,256 are shares directly owned by AI96B. Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI94, a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, and a general partner of AI96B, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,792,282

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 62473C101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) J. Peter Wagner (“Wagner”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
62,949 shares, of which 54,437 are shares directly owned by AI99C, 7,510 are shares directly owned by A5 and 1,002 are shares directly owned by AISTF.  Wagner is a general partner of AI99C, a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
62,949 shares, of which 54,437 are shares directly owned by AI99C, 7,510 are shares directly owned by A5 and 1,002 are shares directly owned by AISTF.  Wagner is a general partner of AI99C, a managing member of A5A, the general partner of A5 and a managing member of AISTFA, the general partner of AISTF and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 62,949

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
(a)	Name of Issuer HearMe, Inc.
(b)	Address of Issuer's Principal Executive Offices 665 Clyde Avenue Mountain View, CA 94043

Item 2.
(a)

Name of Person Filing

This Statement is filed by Accel IV L.P., a Delaware limited partnership (“A4”), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 (“A4A”), Accel Keiretsu L.P., a Delaware limited partnership (“AK”), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK (“AP&C”), Accel Investors ‘94 L.P., a Delaware limited partnership (“AI94”), Accel Investors ‘96(B) L.P., a Delaware limited partnership (“AI96B”), Accel Investors ‘99 (C) L.P., a Delaware limited partnership (“AI99C”), Accel V L.P., a Delaware limited partnership (“A5”), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 (“A5A”), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership (“AISTF”), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general  partner of AISTF (“AISTFA”), Ellmore C. Patterson Partners (“ECPP”), a Delaware limited partnership, ACP Family Partnership L.P. (“ACPFP”), a California limited partnership and a managing member of A5A and AISTFA, the Swartz Family Partnership L.P. (“SFP”), a Delaware limited partnership and a general partner of A4A and AI96B, and a managing member of A5A and AISTFA, James W. Breyer (“Breyer”), a general partner of A4A, AI94, AI96B, AI99C, a managing member of A5A and AISTFA and an officer of AP&C, Luke B. Evnin (“Evnin”), a general partner of A4A and AI94 and a managing member of A5A and AISTFA, Eugene D. Hill, III (“Hill”), a general partner of A4A and AI94 and a managing member of A5A and AISTFA, Paul H. Klingenstein (“Klingenstein”), a general partner of A4A and AI94, Arthur C. Patterson (“Patterson”), a general partner of A4A, AI94, AI96B, ECPP, ACPFP and AI99C, a managing member of A5A and AISTFA and an officer of AP&C, G. Carter Sednaoui (“Sednaoui”), a general partner of A4A, AI94, AI96B and AI99C, a managing member of A5A and AISTFA and an officer of AP&C, James R. Swartz (“Swartz”), a general partner of A4A, AI94, AI96B and SFP, a managing member of A5A and AISTFA and an officer of AP&C and J. Peter Wagner (“Wagner”), a managing member of A5A and AISTFA and a general partner of AI99C.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4.  AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK.  SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are general partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4.  Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK.  Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI94 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI94.

A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5.  AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5.  ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Patterson, Sednaoui and Swartz are general partners of AI96B and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI96B.  Breyer, Wagner, Patterson and Sednaoui are general partners of AI99C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99C.

	(b)	Address of Principal Business Office or, if none, Residence The address of the principal business office for each of the Reporting Persons is: Accel Partners 428 University Avenue Palo Alto, CA 94301
(c)

Citizenship
A4, AK, AI94, A4A,  ECPP, SFP, A5, AISTF, AI96B and AI99C are Delaware limited partnerships, ACPFP is a California limited partnership, A5A and AISTFA are Delaware limited liability companies, AP&C is a Delaware corporation and Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz and Wagner are United States citizens.

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number CUSIP # 62473C 10 1

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Item 4.	Ownership.
The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Under certain circumstances set forth in the partnership agreements of A4, AK, AI94, A4A, ACPFP, ECPP, SFP, A5, AISTF, AI96B and AI99C, the limited liability company agreements of A5A and AISTFA and the operating agreement of AP&C, the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or shareholder.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2002

Entities:

Accel IV L.P.
Accel Keiretsu L.P.
Accel Partners & Co. Inc.
Accel Investors ‘94 L.P.
Accel IV Associates L.P. .
Swartz Family Partnership L.P	By:	/s/ Alan K. Austin
ACP Family Partnership L.P.		Alan K. Austin, Attorney-in-fact for above-
Ellmore C. Patterson Partners		listed entities
Accel V L.P.
Accel Internet/Strategic Technology Fund L.P.
Accel Investors ‘96(B) L.P.
Accel Investors ‘99(C) L.P.
Accel V Associates L.L.C.
Accel Internet/Strategic Technology Fund Associates L.L.C.

Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
G. Carter Sednaoui
James R. Swartz	By:	/s/ Alan K. Austin
J. Peter Wagner		Alan K. Austin, Attorney-in-fact for above-
listed individuals

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page

Exhibit A: Agreement of Joint Filing	29

Exhibit B: Reference to Alan K. Austin as Attorney-in-Fact	30

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of HearMe, Inc. shall be filed on behalf of each of the Reporting Persons.  Note that a copy of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

EXHIBIT B

REFERENCE TO ALAN K. AUSTIN AS ATTORNEY-IN-FACT

Alan K. Austin has signed the enclosed documents as Attorney-In-Fact.  Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.